PROSPECTUS SUPPLEMENT NO. 15 (To Prospectus dated January 23, 2004)	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-108544

SEALED AIR CORPORATION 6,160,708 SHARES OF COMMON STOCK

This prospectus supplement relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated January 23, 2004, as supplemented, and in this prospectus supplement. This prospectus supplement may only be delivered or used in connection with our prospectus dated January 23, 2004. Our common stock is traded on the New York Stock Exchange under the symbol “SEE.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS SUPPLEMENT DATED FEBRUARY 25, 2005

The information appearing in the following table supplements or supersedes in part the information in the table under the caption “Selling Stockholders,” beginning on page 9 in our prospectus and was provided by or on behalf of the selling stockholders.

NAME	COMMON STOCK BENEFICIALLY OWNED AS OF FEBRUARY 24, 2005 (1)	COMMON STOCK OFFERED IN THIS PROSPECTUS (1)	COMMON STOCK TO BE BENEFICIALLY OWNED AFTER THIS OFFERING (1)	PERCENTAGE OF ALL COMMON STOCK (2)
American Fidelity Assurance Company	14,999	14,999	--	--
Central Security Life Ins. Company	3,142	3,142	--	--
Elizabeth D. Bruce	714	714	--	--
S.A.C. Arbitrage Fund, LLC (3)	71,428	71,428	--	--
Western American Life Ins. Co.	1,428	1,428	--	--
TOTAL (4)	6,160,708	6,160,708	--	--

1.	For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of February 24, 2005, assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

2.	For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of February 24, 2005 and assuming all the Notes beneficially owned by such selling stockholder as of February 24, 2005, have been converted.

3.	We have been advised that Mr. Steven A. Cohen may be deemed the beneficial owner of these shares by virtue of his voting control of both S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC, which share all voting control and investment discretion with respect to these shares.

4.	Assumes conversion of 100% of the outstanding Notes (without giving effect to any capital adjustments). We note that the aggregate number of shares of common stock requested to be registered by the selling stockholders is greater than the total number of shares initially issuable upon conversion of 100% of the outstanding Notes. This may be due in part to sales or other transfers of Notes among the selling stockholders in which the person acquiring the Notes submits a request to register shares of common stock which were previously registered by the person who sold the Notes.